Exhibit 5

BLUE MARBLE ENERGY CORPORATION

AMENDED AND RESTATED VOTING AGREEMENT

July 7, 2014

TABLE OF CONTENTS

Page

SECTION 1 VOTING		1
1.1	General	1
SECTION 2 ELECTION OF DIRECTORS		1
2.1	Voting	1
2.2	Designation of Directors	2
2.3	Current Designees	2
2.4	Changes in Designees	2
2.5	No Liability for Election of Recommended Director	2
SECTION 3 TERMINATION		3
3.1	Termination	3
SECTION 4 ADDITIONAL SHARES		4
4.1	Additional Shares	4
SECTION 5 RESTRICTIVE LEGEND		4
5.1	Restrictive Legend	4
SECTION 6 MISCELLANEOUS		4
6.1	Certain Definitions	4
6.2	Notices	4
6.3	Successors and Assigns	5
6.4	Governing Law	5
6.5	Titles and Subtitles	5
6.6	Further Assurances	5
6.7	Entire Agreement	5
6.8	Grant of Proxy	5
6.9	Specific Performance	6
6.10	Amendment	6
6.11	No Waiver	6
6.12	Jurisdiction and Venue	6
6.13	Attorney’s Fees	6
6.14	Severability	7
6.15	Counterparts	7

BLUE MARBLE ENERGY CORPORATION

AMENDED AND RESTATED

VOTING AGREEMENT

This Amended and Restated Voting Agreement (this “Agreement”) is made as of July 7, 2014, by and among Blue Marble Energy Corporation, a Washington corporation (the “Company”), Rajiv N. Shah (the “Series A Investor”), the persons listed on Exhibit A hereto (each, a “Series A-1 Investor” and collectively, the “Series A-1 Investors”) and the persons listed on Exhibit B hereto (each a “Founder” and together, the “Founders”). The Founders, Series A Investor and Series A-1 Investors are referred to herein collectively as the “Voting Parties.”

RECITALS

A.        The Founders and certain Investors (the “Prior Holders”) are party to that certain Amended and Restated Voting Agreement dated January 25, 2011 (the “Prior Agreement”).

B.        The Company and certain Investors (the “Series A-1 Purchasers”) are entering into a Series A-1 Preferred Stock and Warrant Purchase Agreement of even date herewith (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Series A-1 Preferred Stock to the Investors that such Investors and the Company execute and deliver this Agreement.

C.        The Company and the Prior Holders desire to amend and restate the Prior Agreement and to enter into this Agreement with the Series A-1 Purchasers.

The parties therefore agree as follows:

Section 1

VOTING

1.1              General.  During the term of this Agreement, the Voting Parties each agree to vote all shares of the Company’s voting securities now or hereafter owned by them, whether beneficially or otherwise, or as to which they have voting power (the “Shares”) in accordance with the provisions of this Agreement.

Section 2

Election of Directors

2.1              Voting.  During the term of this Agreement, each Voting Party agrees to vote all Shares in such manner as may be necessary to elect (and maintain in office) as members of the Company’s board of directors the following individuals:

(a)                One Series A Designee (as defined below); and

(b)               Two Common Designees (as defined below).

2.2              Designation of Directors.  The designees to the Company’s board of directors described above (each a “Designee”) shall be selected as follows:

(a)                The “Series A Designee” shall be chosen by the Series A Investor.

(b)               The “Common Designees” shall be chosen by a majority-in-interest of the Founders. Such approval shall take the form of a notice signed by a majority-in-interest of the Founders; provided, however, that if no such notice has been delivered to the Secretary of the Company within ten days prior to any regular or special meeting of stockholders or five days after receiving an Action by Written Consent, the Secretary of the Company shall deliver a ballot to each Founder. Such ballot shall contain the nominee or nominees of any Founder, the names of which were delivered to the Secretary prior to the mailing of the ballot, and shall contain instructions that each Founder is to complete and return such ballot to the Secretary of the Company within five days of the effective date of such notice.

2.3              Current Designees.  For the purpose of this Agreement, the directors of the Company shall be deemed to include the following Designees:

(a)                The Series A Designee: Rajiv N. Shah.

(b)               The Common Designees: Brooks McCartney and James Stephens.

2.4              Changes in Designees.  From time to time during the term of this Agreement, the Voting Parties who hold a sufficient number of the Shares to select a Designee pursuant to this Agreement may, in their sole discretion:

(a)                notify the Company in writing of an intention to remove from the Company’s board of directors any incumbent Designee who occupies a board seat for which such Voting Parties are entitled to designate the Designee; or

(b)               notify the Company in writing of an intention to select a new Designee for election to a board seat for which such Voting Parties are entitled to designate the Designee (whether to replace a prior Designee or to fill a vacancy in such board seat).

In the event of such an initiation of a removal or selection of a Designee under this section, the Company shall take such reasonable actions as are necessary to facilitate such removals or elections, including, without limitation, soliciting the votes of the appropriate stockholders, and the Voting Parties shall vote their Shares to cause: (a) the removal from the Company’s board of directors of the Designee or Designees so designated for removal; and (b) the election to the Company’s board of directors of any new Designee or Designees so designated.

2.5              No Liability for Election of Recommended Director. Subject to Section 2.6, none of the parties and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the board of directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

2.6              No “Bad Actor” Disqualification.

(a)                Each party to this Agreement represents and warrants that:

(i)	it has exercised reasonable care to determine whether any Designee chosen by it is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”);

(ii)	it has provided the Company and the other parties to this Agreement with any and all information reasonably requested by the Company or otherwise necessary for the Company to determine, in the exercise of reasonable care, whether any such Designee is subject to any Disqualification Event;

(iii)	any information furnished to the Company or the other parties to this Agreement with respect to the potential applicability of Disqualification Events to any such Designee is true, correct and complete; and

(iv)	no Designee chosen by it is subject to a Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed in writing in reasonable detail to the Company and the other parties to this Agreement.

(b)               Each party to this Agreement agrees to exercise reasonable care to determine whether any of its potential Designees is subject to any Disqualification Event, and shall promptly provide the Company and the other parties to this Agreement with any and all information reasonably requested by the Company or otherwise necessary for the Company to determine, in the exercise of reasonable care, whether any potential Designee is subject to any Disqualification Event. Each party to this Agreement agrees that it will not select a Designee that is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act. With respect to any such Disqualification Event covered by Rule 506(d)(2)(ii) or (iii) or (d)(3), the relevant party will promptly disclose in writing to the Company and the other parties to this Agreement any and all information necessary for the Company to determine whether Rule 506(d)(2)(ii) or (iii) or (d)(3) applies.

Section 3

Termination

Notwithstanding any other provision in this Agreement to the contrary, no party shall be required to vote to elect (or maintain in office) any person that is subject to a Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act.

3.1              Termination.  This Agreement shall terminate upon the earlier of: (i) the conversion of all outstanding shares of the Company’s preferred stock into common stock; (ii) such time as the Series A Investor and the Permitted Assignees (as such term is defined in Section 2.8(a) of that certain Amended and Restated Investor Rights Agreement among the Company and the other signatories thereto of even date herewith) hold less than 50% of the shares of the Series A Preferred originally issued (as adjusted for any stock dividends, combinations or splits with respect to such shares); (iii) a Corporate Event (as defined in the Company’s Amended and Restated Articles of Incorporation); and (iv) the agreement of a majority-in-interest of the Founders and the Series A Investor, acting separately.

Section 4

ADDITIONAL SHARES

4.1              Additional Shares.  In the event that subsequent to the date of this Agreement any shares or other securities (other than pursuant to a Corporate Event) are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement.

Section 5

RESTRICTIVE LEGEND

5.1              Restrictive Legend.  Each certificate representing any of the Shares subject to this Agreement shall be marked by the Company with a legend reading substantially as follows:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.

Section 6

Miscellaneous

6.1              Certain Definitions.  Shares “held” by a Voting Party shall mean any Shares directly or indirectly owned (of record or beneficially) by such Voting Party or as to which such Voting Party has voting power. “Vote” shall include any exercise of voting rights whether at an annual or special meeting or by written consent or in any other manner permitted by applicable law. A “majority-in-interest” of either the Founders or the Series A Investor shall mean the holders of a majority of the common stock (determined on an as-converted basis) then held by such group.

6.2              Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile (if to a Voting Party) or otherwise delivered by hand, messenger or courier service addressed:

(a)                if to a Voting Party, to the Voting Party’s address or facsimile number as shown in the exhibits to this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof, or, until any such Voting Party so furnishes an address or facsimile number to the Company, then to the address or facsimile number of the last holder of the relevant Shares for which the Company has contact information in its records, in the case of Series A Investor, with a copy (which shall not constitute notice) to Tamara L. Thompson, Thompson Legal Advisory Services, 229 Brannan Street, Suite 18G, San Francisco, CA 94107 USA, facsimile +1 415-896-5166 email tt@tamarthompson.com; or

(b)               if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 5653 Alloy South, Missoula, MT 59808, or at such other current address as the Company shall have furnished to the Voting Parties, with a copy (which shall not constitute notice) to David F. Wickwire at Wilson Sonsini Goodrich & Rosati, Professional Corporation, 701 Fifth Avenue, Suite 5100, Seattle, WA 98104-7036.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or for notices both sent and received within the United States, if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier and for notices sent or received outside the United States, if sent via an internationally-recognized overnight courier service, freight prepaid, three business days after deposit with the courier), or (ii) for notices both sent and received within the United States, if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the case of a notice given by the means specified in (i) or (iii) a copy of the notice shall also be sent by e-mail to the recipient. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error. A “business day” shall be a day on which banks are open for business (other than a Saturday) in both London, United Kingdom, and Seattle, Washington, USA. A person can change its details for notice by giving notice in accordance with this section.

6.3              Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties. The Company shall not permit the transfer of any Shares on its books or issue a new certificate representing any Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Voting Party hereunder.

6.4              Governing Law.  This Agreement shall be governed in all respects by the internal laws of the state of Washington as applied to agreements entered into among Washington residents to be performed entirely within Washington, without regard to principles of conflicts of law.

6.5              Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

6.6              Further Assurances.  Each party agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.7              Entire Agreement.  This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

6.8              No Grant of Proxy.  This Agreement does not grant any proxy and should not be interpreted as doing so. Nevertheless, should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

6.9              Specific Performance.  It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

6.10          Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) Founders holding a majority of the common stock (determined on an as-converted basis) held by all Founders who are then providing services to the Company as officers, employees or consultants, (iii) the Series A Investor, and (iv) Investors holding a majority of the Common Stock (determined on an as-converted basis) held by all Investors; provided, however, that any current holders of Series A-1 Preferred Stock as of the date hereof and any Investors purchasing Shares under the Purchase Agreement after the Initial Closing (as defined in the Purchase Agreement) each may become parties to this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Voting Party; and provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Founder or Investor different from other Founders or Investors, respectively, the consent of such Founder or Investor shall also be required for such amendment, waiver, discharge or termination; and provided, further, that the right of a party or parties to designate a particular director shall not be amended, waived, discharged or terminated without the approval of such party or the majority in interest of such parties, as applicable; and provided, further, that the consent of the Founders shall not be required for any amendment, waiver, discharge or termination if such amendment, waiver, discharge or termination does not apply to the Founders. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Voting Party that has entered into this Agreement and their respective successors and permitted assigns, whether or not such party, successor or assignee entered into or approved such amendment, waiver, discharge or termination. Each Voting Party acknowledges that by the operation of this paragraph, the Company, the holders of a majority of the common stock (determined on an as-converted basis) held by Founders who are then providing services to the Company as officers, employees or consultants, the holders of a majority of the common stock (determined on an as-converted basis) held by all Series A Investors and the holders of a majority of the common stock (determined on an as-converted basis) held by all Investors will collectively have the right and power to diminish or eliminate the rights of such Voting Party under this Agreement. The Company shall give prompt written notice of any amendment, waiver, discharge or termination hereunder to any party hereto that did not consent in writing to such amendment, waiver, discharge or termination.

6.11          No Waiver.  The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

6.12          Jurisdiction and Venue.  The parties, by their execution of this Agreement, hereby irrevocably submit to the in persona jurisdiction of the state courts of the State of Washington and of the United States District Courts that are located in King County, Washington, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement.

6.13          Attorney’s Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement.

6.14          Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

6.15          Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

(signature pages follow)

The parties are signing this Amended and Restated Voting Agreement as of the date stated in the introductory clause.

BLUE MARBLE ENERGY CORPORATION,
a Washington corporation

By:	/s/ Colby Underwood
Name:	Colby Underwood
Its:	Co-CEO/CBO

The parties are signing this Amended and Restated Voting Agreement as of the date stated in the introductory clause.

SERIES A INVESTOR:

/s/ Rajiv N. Shah
Rajiv N. Shah

The parties are signing this Amended and Restated Voting Agreement as of the date stated in the introductory clause.

INVESTORS:

PRINT INVESTOR NAME

INVESTOR (if individual)	INVESTOR (if entity):

By:
Signature

Name:
Signature of Co-Signer (if any)

Its:
Name of Co-Signer (Type or Print)

The parties are signing this Amended and Restated Voting Agreement as of the date stated in the introductory clause.

FOUNDERS:

Kelly M. Ogilvie

/s/ James Stephens
James Stephens